Shareholder meeting

The Fund held a Special Meeting of Shareholders on January 18, 2013.  The following proposal was considered by the shareholders:

Proposal 1(a): Revision to fundamental investment restriction regarding borrowing money. The votes cast are set forth below:

THE PROPOSAL PASSED  ON January 18, 2013.

FOR	AGAINST	ABSTAIN
8,306,481	1,434,755	315,611

Proposal 1(b): Elimination of fundamental investment restriction regarding pledging, mortgaging, or hypothecating assets.  The votes cast are set forth below:

THE PROPOSAL PASSED  ON January 18, 2013.

FOR	AGAINST	ABSTAIN
8,217,673	1,501,003	338,171

Proposal 2(a): An amendment to the advisory agreement to reflect the inclusion of borrowing for investment purposes and other financial leverage in the calculation of the advisory fees and to add a fee breakpoint. The votes cast are set forth below:

THE PROPOSAL PASSED  ON January 18, 2013.

FOR	AGAINST	ABSTAIN
8,084,667	1,605,660	366,520

Proposal 2(b): An amendment to the subadvisory agreement to reflect the inclusion of borrowing for investment purposes and other financial leverage in the calculation of the subadvisory fees (Proposal 2(b) is conditioned upon approval of Proposal 2(a).) The votes cast are set forth below:

THE PROPOSAL PASSED  ON January 18, 2013.

FOR	AGAINST	ABSTAIN
8,075,228	1,608,525	373,094

Financial Opportunities Fund (BTO)

The Fund held a Special Meeting of Shareholders on January 18, 2013.  The following proposals were considered by the shareholders:

Proposal 1(a): Revision to fundamental investment restriction regarding borrowing money. The votes cast are set forth below:

FOR	AGAINST	ABSTAIN
8,306,481	1,434,755	315,611

Proposal 1(b): Elimination of fundamental investment restriction regarding pledging, mortgaging, or hypothecating assets.  The votes cast are set forth below:

FOR	AGAINST	ABSTAIN
8,217,673	1,501,003	338,171

Proposal 2(a): An amendment to the advisory agreement to reflect the inclusion of borrowing for investment purposes and other financial leverage in the calculation of the advisory fees and to add a fee breakpoint. The votes cast are set forth below:

FOR	AGAINST	ABSTAIN
8,084,667	1,605,660	366,520

Proposal 2(b): An amendment to the subadvisory agreement to reflect the inclusion of borrowing for investment purposes and other financial leverage in the calculation of the subadvisory fees (Proposal 2(b) is conditioned upon approval of Proposal 2(a).) The votes cast are set forth below:

FOR	AGAINST	ABSTAIN
8,075,228	1,608,525	373,094

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Trustees to serve until the expiration of their respective terms as shown below. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

For a Term to Expire in 2016:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Deborah C. Jackson	14,304.001	779,595
James M. Oates	14,193,645	889,951
Steven R. Pruchansky	14,283,469	800,127
Non-Independent Trustee
Craig Bromley	14,236,748	846,848

For a Term to Expire in 2015:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Charles L. Bardelis	14,192,921	890,675
Peter S. Burgess	14,241,010	842,586
Theron S. Hoffman	14,244,931	838,665
Non-Independent Trustee
Warren A. Thomson	14,235,959	847,637

For a Term to Expire in 2014:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
William H. Cunningham	14,237,154	846,442
Grace K. Fey	14,245,740	837,856
Hassell H. McClellan	14,240,118	843,478
Gregory A. Russo	14,288,853	794,743
Non-Independent Trustee
James R. Boyle	14,233,882	849,714